Exhibit 10.1
FIRST AMENDMENT
     THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of the 30th day of June, 2010, by and between ATC REALTY SIXTEEN, INC., a California corporation (“Landlord”), and THE MEDICINES COMPANY, a Delaware corporation (“Tenant”).
RECITALS
A.	Landlord (formerly Normandy Waltham Holdings, LLC, a Delaware limited liability company) and Tenant are parties to that certain lease dated November 7, 2008 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing 2,044 rentable square feet (the “Original Premises”) on the 2nd floor of the building commonly known as Prospect Corporate Center, located at 400 Fifth Avenue Waltham, Massachusetts (the “Building”).
B.	Tenant and Landlord agree to relocate Tenant from the Original Premises to 4,247 rentable square feet of space on the 3rd floor of the Building shown on Exhibit A attached hereto (the “Substitution Space”).
C.	The Lease by its terms shall expire on December 14, 2011 (“Prior Termination Date”), and the parties desire to extend the Term, all on the following terms and conditions.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
I.	Substitution.
A.	Effective as of the Substitution Effective Date (hereinafter defined), the Substitution Space is substituted for the Premises and, from and after the Substitution Effective Date, the Premises, as defined in the Lease, shall be deemed to mean the Substitution Space containing 4,247 rentable square feet on the 3rd floor of the Building.

B.	The Term for the Substitution Space shall commence on the Substitution Effective Date and, unless sooner terminated pursuant to the terms of the Lease, shall end on the Extended Termination Date (as hereinafter defined). The Substitution Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Substitution Space. Effective as of the Substitution Effective Date, the Lease shall be terminated with respect to the Original Premises, and, unless otherwise specified, “Premises” shall mean the Substitution Space. Tenant shall vacate the Original Premises as of the Substitution Effective Date (the date on which Tenant actually vacates the Original Premises in accordance with the terms hereof being referred to herein as the “Original Premises Vacation Date”) and return the same to Landlord in “broom clean” condition and otherwise in accordance with the terms and conditions of the Lease. Tenant shall continue to pay Base Rent, Expense Excess, Tax Excess and other charges due under the Lease in respect of the

Original Premises through the Original Premises Vacation Date in accordance with the terms of the Lease.
II.	Substitution Effective Date.
A.	The “Substitution Effective Date” shall be the later to occur of (i) August 1, 2010 (the “Target Substitution Effective Date”), and (ii) the date upon which the Landlord Work (as defined in the Work Letter attached as Exhibit B hereto, and as shown on the Plans attached as Exhibit B-1 hereto) in the Substitution Space has been substantially completed; provided however, that if Landlord shall be delayed in substantially completing the Landlord work in the Substitution Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Substitution Effective Date, the date of substantial completion shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such Tenant Delay(s). A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that reasonably results in an actual delay to the substantial completion of the Landlord Work, including, without limitation, the following:
1.	Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

2.	Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

3.	Changes requested or made by Tenant to previously approved plans and specifications;

4.	The performance of work in the Substitution Space by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work; or

5.	If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.
The Substitution Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord Work has been performed (or would have been performed absent any Tenant Delay[s]), other than any details of construction, mechanical adjustment or any other matter, the nonperformance of which does not materially interfere with Tenant’s use of the Substitution Space. The adjustment of the Substitution Effective Date and, accordingly, the postponement of Tenant’s obligation to pay Rent on the Substitution Space shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Substitution Space not being ready for occupancy by Tenant on the Target Substitution Effective Date. During any period that the Substitution Effective Date is postponed and Tenant’s obligation to pay Rent for the Substitution Space is correspondingly postponed, Tenant shall continue to occupy the Original Premises and be obligated to pay Rent for the Original Premises in accordance with the terms of the Lease.

B.	In addition to the postponement, if any, of the Substitution Effective Date as a result of the applicability of Paragraph II.A. of this Amendment, the Substitution Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Substitution Space for any other reason (other than Tenant Delays), including, but not limited to, holding over by prior occupants. Any such delay in the Substitution Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Substitution Effective Date is delayed, the Extended Termination Date shall not be similarly extended.
III.	Extension.

The Term of the Lease is extended for a period of 60 months and shall expire on the date that is 5 years from the Substitution Effective Date (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date, and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

IV.	Base Rent.

As of the Substitution Effective Date, the schedule of Base Rent payable with respect to the Premises is the following:

Months of Term after the	Annual Rate Per
Substitution Effective Date	Square Foot	Monthly Base Rent
1 – 12	$21.00	$7,432.25
3 – 24	$22.00	$7,786.17
25 – 36	$23.00	$8,140.08
37 – 48	$24.00	$8,494.00
49 – 60	$25.00	$8,847.92
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease. Notwithstanding the foregoing, Base Rent for the first full calendar month occurring after the Substitution Effective Date shall be abated.

V.	Additional Security Deposit.

Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $$3,088.75 which is added to and becomes part of the Security Deposit previously held by Landlord as provided under Section 6 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $4,343.50 to $7,432.25.

VI.	Tenant’s Pro Rata Share.

For the period commencing with the Substitution Effective Date and ending on the Extended Termination Date, Tenant’s Pro Rata Share for the Premises is 3.66%.

VII.	Expenses and Taxes.

For the period commencing with the Substitution Effective Date, and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Premises in accordance with the terms of the Lease; provided, however, during such period,
(i)	The Base Year for the computation of Tenant’s Pro Rata Share of Expenses shall be calendar year 2010. To determine the amount of Expense Excess payable under the Lease for calendar year 2010, Tenant shall pay Tenant’s Pro Rata Share of the amount by which (a) the product of (i) Expenses for calendar year 2010 multiplied by (ii) the Expense Adjustment Fraction (as hereinafter defined) exceeds (b) the product of (iii) Expenses for calendar year 2009 (i.e., the previous Base Year) multiplied by (iv) Expense Adjustment Fraction. The “Expense Adjustment Fraction” shall equal a fraction, the numerator of which is the month of the calendar year in which the Substitution Effective Date occurs, and the denominator of which is twelve (12). For example, if the Substitution Effective Date occurs in September, the Expense Adjustment Fraction shall equal 9/12.

(ii)	The Base Year for the computation of Tenant’s Pro Rata Share of Taxes shall be Fiscal Year 2010 (i.e., July 1, 2009 — June 30, 2010). To determine the amount of Tax Excess payable under the Lease for Fiscal Year 2010, Tenant shall pay Tenant’s Pro Rata Share of the amount by which (a) the product of (i) Taxes for fiscal year 2010 multiplied by (ii) the Tax Adjustment Fraction (defined below) exceeds (b) the product of (iii) Taxes for Fiscal Year 2009 (i.e., the previous base year) multiplied by (iv) the Tax Adjustment Fraction. The “Tax Adjustment Fraction” shall equal a fraction, the numerator of which is the month of the fiscal year in which the Substitution Effective Date occurs, and the denominator of which is twelve (12). For example, if the Substitution Effective Date occurs in September, the Tax Adjustment Fraction shall equal 3/12.
VIII.	Improvements to Substitution Space.
A.	Condition of Substitution Space. Tenant has inspected the Substitution Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as expressly provided otherwise in this Amendment.

B.	Responsibility for Improvements to Substitution Space. Landlord shall perform improvements to the Substitution Space in accordance with the Work Letter attached hereto as Exhibit B and in accordance with the Plans (as hereinafter defined) attached hereto as Exhibit B-1.

IX.	Electricity in respect of Substitution Space. Tenant shall pay for electricity in the Substitution Space in accordance with Section 7 of the Lease.

X.	Parking in respect of Substitution Space. Tenant shall continue to have the parking rights set forth in Section 28 of the Lease, except that the second (2nd) sentence of the second (2nd) paragraph of Section 28 is deleted, and the following sentence is substituted in its place: “The parties agree that Tenant shall be entitled to use fourteen (14) parking spaces it the parking areas on the Lot.”

XI.	Early Access to Substitution Space.

During any period that Tenant shall be permitted to enter the Substitution Space prior to the Substitution Effective Date (e.g., to perform alterations or improvements), if any, Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Additional Rent as to the Substitution Space. If Tenant takes possession of the Substitution Space prior to the Substitution Effective Date for any reason whatsoever (other than the performance of work in the Substitution Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rent and Additional Rent as applicable to the Substitution Space to Landlord on a per diem basis for each day of occupancy prior to the Substitution Effective Date.

XII.	Holding Over.

If Tenant continues to occupy the Original Premises after the Substitution Effective Date, occupancy of the Original Premises subsequent to the Substitution Effective Date shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year, but Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of the Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to twice the sum of the Base Rent and Additional Rent due for the period immediately preceding such holding over, provided that in no event shall Base Rent and Additional Rent during the holdover period be less than the fair market rental for the Original Premises. No holding over by Tenant in the Original Premises or payments of money by Tenant to Landlord after the Substitution Effective Date shall be construed to prevent Landlord from recovery of immediate possession of the Original Premises by summary proceedings or otherwise. In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant also shall be liable to Landlord for all damage, including any consequential damage, which Landlord may suffer by reason of any holding over by Tenant in the Original Premises, and Tenant shall indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Original Premises to such other tenant or prospective tenant.

XIII.	Extension Option.
A.	Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Extension Option”) for one additional period of 5 years commencing on the day following the Termination Date of the Term and ending on the 5th anniversary of the Termination Date (the “Extension Term”), if:
1.	Landlord receives notice of exercise (“Extension Notice”) on or before the date which is 12 full calendar months prior to the expiration of the initial Term; and

2.	Tenant is not in Default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Extension Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.	No part of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) at the time that Tenant delivers its Extension Notice or at the time Tenant delivers its Binding Notice; and

4.	The Lease has not been assigned (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) prior to the date that Tenant delivers its Extension Notice or prior to the date Tenant delivers its Binding Notice.
B.	Terms Applicable to Premises During Extension Term.
1.	The initial annual Base Rent rate per rentable square foot for the Premises during the Extension Term shall be equal to the Prevailing Market rate (hereinafter defined) for the Premises for the Extension Term. Base Rent during the Extension Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

2.	Tenant shall pay Additional Rent (i.e., Taxes and Expenses) for the Premises during the Extension Term in accordance with the terms of Section 4 of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Extension Term.
C.	Initial Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Extension Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Extension Term (“Prevailing Market rate”). Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Extension Term, shall either (i) give Landlord written notice that Tenant accepts Landlord’s Base Rent for the Extension Term (“Binding Notice”) or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15-day period, Tenant shall be deemed to have provided a Binding Notice. If Tenant provides or is deemed to have provided Landlord with a Binding Notice, Landlord and Tenant shall enter into the Extension Amendment (as defined below) upon the terms and conditions set forth herein and in Landlord’s notice as to Base Rent for the Extension Term. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Extension Term. Upon agreement, Landlord and Tenant shall enter into the Extension Amendment in accordance with the terms and conditions hereof. If Landlord and Tenant fail to agree upon the Prevailing Market rate within 30 days after the date Tenant provides Landlord with the Rejection Notice, then the Prevailing Market rate shall be determined in accordance with the arbitration procedures described in Section D below.

D.	Arbitration Procedure.
1.	If Landlord and Tenant have failed to reach agreement as to the Prevailing Market rate within 30 days after the date of the Rejection Notice, then, within 5 days after the expiration of such 30 day period, Landlord and Tenant shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Extension Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Extension Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in the Route 128 area, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.	Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Extension Term. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

3.	If the Prevailing Market rate has not been determined by the commencement date of the Extension Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Extension Term for the Premises and an adjusting payment or credit shall be made forthwith.
E.	Extension Amendment. If Tenant is entitled to and properly exercises its Extension Option, Landlord shall prepare an amendment (the “Extension Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Extension Amendment shall be sent to Tenant within a reasonable time after final determination of the Prevailing Market rate applicable during the Extension Term, and Tenant shall execute and return the Extension Amendment to Landlord within 15 days after Tenant’s receipt of same, but an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

F.	Prevailing Market. For purposes hereof, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under Extension leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Route 128 West area. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

XIV.	Notices.

For all purposes of the Lease, the notice address for Landlord is as follows:
ATC Realty Sixteen, Inc.
c/o Wells Fargo Bank
301 S. College Street, 4th Floor
Charlotte, NC 28202
With a copy to:
Steve Smith
Normandy Real Estate Partners, LLC
53 Maple Avenue
Morristown, New Jersey 07960
With a copy to:
Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, Massachusetts 02110
Attention: 400 Fifth Avenue, Waltham, MA
XV.	Inapplicable and Deleted Lease Provisions.

Exhibit C to the Lease shall have no applicability in respect of the Substitution Space.

XVI.	Miscellaneous.
A.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Substitution Space, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment, other than GVA Thompson Doyle Hennessey & Partners and Grubb & Ellis Company (the “Brokers”). Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment, other than the Brokers. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment, other than the Brokers. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment, other than the Brokers.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
[SIGNATURES ARE ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESS/ATTEST:

/s/ Michael W. Kennedy Name (print): Michael W. Kennedy

/s/ David E. Vinson Name (print): David E. Vinson

WITNESS/ATTEST:

/s/ Stephen Rodin Name (print): Stephen Rodin
Name (print):

LANDLORD:

ATC REALTY SIXTEEN, INC. a California corporation

By: Name:	/s/ Daniel C Bartock Daniel C. Bartock
Title:	Executive Vice President

TENANT:
THE MEDICINES COMPANY, a Delaware corporation

By:	/s/ William O’Connor
Name:	William O’Connor
Title:	V.P, CAO

04-3324394
Tenant’s Tax ID Number (SSN or FEIN)

EXHIBIT A
OUTLINE AND LOCATION OF SUBSTITUTION SPACE

EXHIBIT B
WORK LETTER
     This Exhibit is attached to and made a part of the Amendment by and between ATC REALTY SIXTEEN, INC., a California corporation (“Landlord”), and THE MEDICINES COMPANY, a Delaware corporation (“Tenant”) for space in the Building located at Prospect Corporate Center, 400 Fifth Avenue, Waltham, MA.
     As used in this Workletter, the “Premises” shall be deemed to mean the Substitution Space, as defined in the attached Amendment.
A.	Landlord shall perform improvements to the Premises in accordance with the plans prepared by LaFreniere Architects, dated March 25, 2010 (the “Plans”), a copy of which is attached hereto as Exhibit B-1. The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as the “Landlord Work.” It is agreed that construction of the Landlord Work is intended to be “turnkey” and will be completed at Landlord’s sole cost and expense (subject to the terms of Section C and Section D below) using Building Standard methods, materials and finishes. Without limitation of the foregoing, the Landlord Work shall include the following items:
(i)	glass wall: 16 linear feet of butt glazed glass along the front of the conference room. The door to the conference room will remain a building standard wood door in a HM frame;

(ii)	server room HVAC: install a 1 ton dedicated HVAC unit;

(iii)	floor coring: install a floor core/electrical outlet in the conference room floor in a location to be determined; and

(iv)	wall reinforcement — reinforce 1 wall each in of the reception area and conference room to allow the wall to support a television.
Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment).

B.	If Tenant shall request any revisions to the Plans, Landlord shall have such revisions prepared at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Landlord Work, if any, resulting from such revisions to the Plans. Tenant, within one Business Day, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any revision to the Plans. If such revisions result in an increase in the cost of Landlord Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord.

C.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

D.	Notwithstanding the foregoing provisions of this Exhibit B, Tenant shall contribute $17,000.00 toward the cost of the Landlord Work by delivering a check in such amount to Landlord simultaneously with the execution and delivery of this First Amendment by Tenant. Such contribution shall be in addition to the amount, if any, Tenant may be required to contribute pursuant to Section B above.

EXHIBIT B-1
PLANS

N.I.C.
COPY
4,247 RSF
OFFICE
STORAGE
SHIPPING CUBE
OFFICE
STORAGE
SERVER ROOM
OFFICE
OFFICE
OFFICE
OFFICE
CONFERENCE ROOM
N.I.C.
GRAPHIC SCALE
0 4 8 16
1/16" = 1'-0"

MEDICINES SCHEME B

NORMANDY
REAL ESTATE PARTNERS

GRUBB & ELLIS

THIRD FLOOR

400 5TH AVENUE, WALTHAM, MA

FRENIERE ARCHITECTS